UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Goughenour, James F.
   Sealy, Inc.
   10th Floor Halle Building
   1228 Euclid Avenue
   Cleveland, OH  44115-1888
2. Issuer Name and Ticker or Trading Symbol
   Catalyst International, Inc. (CLYS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   11/97
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $2.7500         04/28/97       A         728                               04/28/97     04/28/07
(right to buy)
Non-Qualified Stock Option     $2.7500         04/28/97       A         10,000                            04/28/97     04/28/07
(right to buy)
Non-Qualified Stock Option     $4.3125         07/21/97       A         348                               07/21/97     07/21/07
(right to buy)
Non-Qualified Stock Option     $5.2500         11/07/97       A     V   286                               11/07/97     11/07/07
(right to buy)
Non-Qualified Stock Option     $5.3750         10/24/97       A     V   279                               10/24/97     10/24/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     04/28/97  Common Stock                   728                                     D   Direct
(right to buy)
Non-Qualified Stock Option     04/28/97  Common Stock                   10,000                    10,728        D   Direct
(right to buy)
Non-Qualified Stock Option     07/21/97  Common Stock                   348                       348           D   Direct
(right to buy)
Non-Qualified Stock Option     11/07/97  Common Stock                   286                       286           D   Direct
(right to buy)
Non-Qualified Stock Option     10/24/97  Common Stock                   279                       279           D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Sean P. McGowan
    For: James F. Goughenour
DATE